EXHIBIT 10.1

May 4, 2005

Mr. Robert A. Jefferies, Jr.

No. 1 Leggett Rd.

Carthage, MO 64836

Re:	Employment Agreement and Severance Benefits Agreement

Dear Bob:

You have indicated to Leggett & Platt, Incorporated (the “Company”) that you desire to retire as of May 4, 2005. The Company respects your decision and wishes you the best. The Company and you are parties to an Employment Agreement, dated November 7, 1990, as amended on January 1, 1993 and a Severance Benefits Agreement, dated May 9, 1984. The term of the Employment Agreement is to expire on December 31, 2006.

You and the Company have agreed that the Severance Benefits Agreement and the Employment Agreement shall terminate on May 4, 2005. All of the Company’s and your rights and obligations under the Employment Agreement and Severance Benefit Agreement shall thus terminate on May 4, 2005, except for (i) section 10 of the Employment Agreement, and (ii) rights and obligations involving compensation and benefits to be paid or provided in accordance with the terms of the Company’s compensation and benefit plans (including payment of a pro-rated bonus for the period January 1, 2005 through May 4, 2005 under Section 4.2 of the Employment Agreement.)

Rules of the Securities and Exchange Commission will require the Company to report the termination of the Employment Agreement and Severance Benefits Agreement and file a copy of this letter as an exhibit shortly after May 4.

Please confirm your agreement with the foregoing by signing and returning to me a copy of this letter.

Sincerely yours;
Leggett & Platt, Incorporated

/s/ Felix E. Wright
Felix E. Wright
Chief Executive Officer

Agreed:

/s/ Robert A. Jefferies, Jr.
Robert A. Jefferies, Jr.

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